ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

EYE ON MEDIA NETWORK, INC.

Document Number P13000064240

The undersigned, being the Chief Executive Officer and Director of Eye On Media Network, Inc., a Florida corporation, hereby certifies that the following Amendments to the Corporation’s Articles of Incorporation have been adopted by the shareholders and the Board of Directors of the Corporation via unanimous written action without a meeting on May 19, 2017 with each director of the Company waiving notice of the meeting.

ARTICLE I

Corporate Name

The name of this corporation is: Ethos Media Network, Inc. (the “Corporation”).

The amendment was adopted by the shareholders and approved by the Board of Directors.  The number of votes cast for the amendment was sufficient for approval.  The amendment shall be effective on June 26, 2017.

In all other respects, the Articles of Incorporation shall remain as they were prior to this Amendment being adopted.

Date:

May 19, 2017

EYE ON MEDIA NETWORK, INC.

/s/: Jack Namer

Jack Namer,

Chief Executive Officer, Director

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